                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                              permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OXFORD INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                            OXFORD INDUSTRIES, INC.
                           222 PIEDMONT AVENUE, N.E.
                             ATLANTA, GEORGIA 30308

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD OCTOBER 4, 1999

To the Stockholders of
Oxford Industries, Inc.

     The Annual Meeting of Stockholders of Oxford Industries, Inc. will be held at the Company's principal offices, 222 Piedmont Avenue, N.E., Atlanta, Georgia, on Monday, October 4, 1999 at 3:00 p.m., local time, for the following purposes:

          (1) To elect three directors of the Company.

          (2) To ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the fiscal year ending June 2, 2000.

          (3) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on August 13, 1999 will be entitled to receive notice of and to vote at the meeting.

                                           THOMAS C. CHUBB III
                                           Secretary
Atlanta, Georgia
August 25, 1999

     EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY ELECT TO VOTE IN PERSON.

                            OXFORD INDUSTRIES, INC.
                           222 PIEDMONT AVENUE, N.E.
                             ATLANTA, GEORGIA 30308

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 4, 1999

     This proxy statement is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of Oxford Industries, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on October 4, 1999 and any adjournment thereof. This proxy statement and the accompanying proxy will be first mailed to stockholders on or about August 25, 1999.

     When a proxy is properly completed, signed and returned, the shares it represents will be voted as specified by the stockholder or, if no specifications are made, will be voted "FOR" each of the matters proposed by the Board of Directors in this proxy statement. In addition, the persons named in the proxy will vote the shares in their discretion upon any other matters that may properly come before the meeting. The Board of Directors has no knowledge of any matters to be presented at the meeting other than the matters proposed in this proxy statement.

     A stockholder may revoke a proxy given pursuant to this solicitation at any time prior to the meeting by delivering to the Secretary of the Company either a written instrument of revocation or a properly signed proxy bearing a later date. In addition, the powers of the persons named in the proxy to vote the stockholder's shares will be suspended if the stockholder is present at the meeting and elects to vote in person.

     Only stockholders of record at the close of business on August 13, 1999 are entitled to receive notice of and to vote at the meeting. Each stockholder is entitled to one vote per share of common stock held on such date. There were 7,753,069 shares outstanding on August 13, 1999.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

     The following table shows as of August 13, 1999 the name and address of each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding common stock, the number of shares beneficially owned by each such person and the percentage of the Company's outstanding common stock represented by such ownership. The nature of each person's beneficial ownership is described in the footnotes to the table.

                                                                     SHARES          PERCENT OF
                                                                  BENEFICIALLY      OUTSTANDING
NAME AND ADDRESS                                                     OWNED          COMMON STOCK
----------------                                                  ------------      ------------
Dimensional Fund Advisors Inc.                                      472,500(1)          6.09%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

J. Hicks Lanier                                                     948,789(2)         12.23%
222 Piedmont Avenue, N.E.
Atlanta, GA 30308

J. Reese Lanier                                                     390,991(3)          5.04%
5275 Hutcheson Ferry Road
Whitesburg, GA 30185

SunTrust Bank, Atlanta                                              573,450(4)          7.39%
SunTrust Plaza
P.O. Box 4655
Atlanta, GA 30302

WEDGE Capital Management, LLP                                       538,676(5)          6.94%
One First Union Center
301 South College Street
Charlotte, NC 28202

---------------

(1) Dimensional Fund Advisors Inc. has sole voting power and sole investment power with respect to all such shares. This information was obtained from a
    Schedule 13G dated February 11, 1999.
(2) The shares beneficially owned by Mr. J. Hicks Lanier include (i) 240,917 shares held of record by Mr. Lanier with respect to which he has sole voting and investment powers, (ii) 170,000 shares held by a charitable foundation of which Mr. Lanier is a trustee and has sole voting power and sole investment power, (iii) 520,872 shares held by twenty trusts which benefit the late Mr. Sartain Lanier's children (including Mr. Lanier) and grandchildren with respect to which Mr. Lanier has sole voting power and sole investment power, and (iv) 17,000 shares which may be acquired within 60 days after August 13, 1999 by the exercise of stock options under the Company's stock option plan. Not included in the table are 205,164 shares held by the estate of Mr. Sartain Lanier which remain to be transferred to the charitable foundation of which Mr. Lanier is a trustee upon probation of Mr. Sartain Lanier's estate.
(3) The shares shown as beneficially owned by Mr. J. Reese Lanier include 352,400 shares held of record by Mr. J. Reese Lanier with respect to which he has sole voting and investment power, and 38,591 shares held by a charitable foundation with respect to which Mr. J. Reese Lanier has sole voting and investment power.

(4) The shares beneficially owned by SunTrust Bank, Atlanta include (i) 544,810 shares beneficially owned by or held in trusts or similar accounts for various members of the Lanier family, and (ii) 28,640 shares held by trusts or in similar accounts for persons other than members of the Lanier family. Of the shares shown in the table as beneficially owned by the Bank, the Bank has sole voting power over 508,850 shares, shared voting power over 20,000 shares, sole investment power over 414,660 shares and shared investment power over 113,290 shares. SunTrust Bank, Atlanta is a wholly-owned subsidiary of SunTrust Banks of Georgia, Inc., which is a wholly-owned subsidiary of SunTrust Banks, Inc. SunTrust Banks of Georgia, Inc. and SunTrust Banks, Inc. may also be deemed beneficial owners of the shares owned by SunTrust Bank, Atlanta. The Company has been advised by SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc. and SunTrust Banks, Inc. that they disclaim any beneficial interest in any of such shares.
(5) WEDGE Capital Management has sole voting power and sole investment power with respect to all such shares. This information was obtained from a
    Schedule 13G dated January 28, 1999.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth as of August 13, 1999 the number of shares of the Company's common stock beneficially owned by each director, by each nominee for director and by all directors and executive officers as a group, and the percentage of the Company's outstanding common stock represented by such beneficial ownership. Such persons had sole voting and investment power with respect to the shares listed except as otherwise noted.

                                                                 SHARES         PERCENT OF
                                                              BENEFICIALLY     OUTSTANDING
NAME OF BENEFICIAL OWNER                                       OWNED (1)       COMMON STOCK
------------------------                                      ------------     ------------
Ben B. Blount, Jr.                                                55,564               *
L. Wayne Brantley                                                 37,227               *
Cecil D. Conlee                                                    3,000               *
Tom Gallagher                                                      2,000               *
R. Larry Johnson                                                  27,386               *
J. Hicks Lanier                                                  948,789(2)        12.23%
J. Reese Lanier                                                  390,991(3)         5.04%
Knowlton J. O'Reilly                                              29,000               *
Clarence B. Rogers, Jr.                                            1,000               *
Robert E. Shaw                                                     1,000               *
Robert C. Skinner                                                  7,155               *
Helen B. Weeks                                                         0               *
E. Jenner Wood                                                       500               *
All Directors and Officers as a Group (13 Individuals)         1,503,612           19.39%

---------------

  * Less than 1%

(1) Includes all shares which may be acquired within 60 days after August 13, 1999 by the exercise of stock options under the Company's stock option plan as follows: 12,000 shares by Mr. Blount, 17,000 shares by Mr. Brantley, 16,500 shares by Mr. Johnson, 17,000 shares by Mr. J. Hicks Lanier, 17,000 shares by Mr. O'Reilly and, 7,000 shares by Mr. Skinner. Does not include shares beneficially owned by spouses and children of officers and directors, and such officers and directors disclaim beneficial ownership of such shares.
(2) See footnote 2 under "Beneficial Ownership of Common Stock."
(3) See footnote 3 under "Beneficial Ownership of Common Stock."

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES

     The Board of Directors is divided into three classes that serve for staggered three-year terms. The Company's Articles of Incorporation (the "Articles") require that the number of directors be fixed in the Bylaws at a number not less than nine, which number can be increased or decreased to not less than nine by the Board or by a 75 % stockholder vote. A plurality of votes cast is required to elect a member of the Board.

     There are presently 10 directors. The Board has nominated Messrs. Cecil D. Conlee, J. Reese Lanier and Knowlton J. O'Reilly for re-election as Class I Directors to hold office until 2002. The terms of office of the Class I Directors will expire at the 1999 Annual Meeting.

     The Articles require that the number of directors must be so apportioned among the classes as to make all classes as nearly equal in number as possible. Accordingly, Classes I and II have three members each, and Class III currently has four members. The directors in each class shall hold office until the annual meeting of stockholders held in the year during which their term ends and until their successors are elected and qualified.

     If a nominee becomes unable to serve as a director, the proxies will be voted for a substitute nominee or, in the discretion of the persons named in the proxy, will not be voted in order to allow the position to remain vacant until filled by the Board, or the Board will reduce the size of the full Board pursuant to the Articles. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director.

     The following table sets forth the name of each nominee and continuing director, the year in which he or she was first elected a director, a brief description of his or her principal occupation and business experience during the last five years, his or her directorships (if any) with other companies and his or her age as of August 25, 1999.

                                       YEAR FIRST                PRINCIPAL OCCUPATION,
                                        ELECTED                  BUSINESS EXPERIENCE,
NAME                                    DIRECTOR                AND OTHER DIRECTORSHIPS              AGE
----                                   ----------               -----------------------              ---
                         NOMINEES -- CLASS I DIRECTORS -- TERMS EXPIRE IN 2002
Cecil D. Conlee                           1985      Mr. Conlee is Chairman of CGR Advisors, a real   63
                                                    estate advisory company, and he has held this
                                                    position since 1990. He was President of The
                                                    Conlee Company, a real estate advisory company,
                                                    from 1983 to 1990. From 1977 to 1983 he was
                                                    President of Cousins Properties, Inc., a real
                                                    estate development and investment company. He
                                                    is also a director of Central Parking
                                                    Corporation.
J. Reese Lanier(1)                        1974      Mr. Lanier is self-employed in farming and       56
                                                    related businesses and has had this occupation
                                                    for more than five years.

                                       YEAR FIRST                PRINCIPAL OCCUPATION,
                                        ELECTED                  BUSINESS EXPERIENCE,
NAME                                    DIRECTOR                AND OTHER DIRECTORSHIPS              AGE
----                                   ----------               -----------------------              ---
Knowlton J. O'Reilly                      1987      Mr. O'Reilly has been Group Vice President of    59
                                                    the Company since 1978.

                        CONTINUING -- CLASS II DIRECTORS -- TERMS EXPIRE IN 2000
J. Hicks Lanier(1)                        1969      Mr. Lanier has been President of the Company     59
                                                    since 1977. In 1981, he was elected Chairman of
                                                    the Board of the Company. He is also a director
                                                    of Crawford & Company, Shaw Industries, Inc.,
                                                    Genuine Parts Company, and SunTrust Banks of
                                                    Georgia, Inc.
Tom Gallagher                             1991      Mr. Gallagher is President of Genuine Parts      51
                                                    Company, a distributor of automotive
                                                    replacement parts, and has held this position
                                                    since 1990. He is also a director of Genuine
                                                    Parts Company and National Services Industries,
                                                    Inc.
Robert E. Shaw                            1991      Mr. Shaw is Chairman of the Board and Chief      68
                                                    Executive Officer of Shaw Industries, Inc., a
                                                    manufacturer and seller of carpeting to
                                                    retailers and distributors.

                       CONTINUING -- CLASS III DIRECTORS -- TERMS EXPIRE IN 2001
Ben B. Blount, Jr.                        1987      Mr. Blount has been Executive Vice President --  60
                                                    Planning, Finance and Administration and Chief
                                                    Financial Officer of the Company since July of
                                                    1995. He had been Executive Vice
                                                    President -- Planning and Development of the
                                                    Company since 1986.
Clarence B. Rogers, Jr.                   1995      Mr. Rogers became Chairman of the Executive      69
                                                    Committee of Equifax Inc. in May of 1999. He
                                                    was Chairman of the Board of Equifax Inc. from
                                                    January 1996 until May 1999. He was Chairman
                                                    and Chief Executive Officer of Equifax Inc.
                                                    from October 1992 until December 1995. Mr.
                                                    Rogers is a director of Equifax Inc., Sears,
                                                    Roebuck & Co., Dean Witter, Briggs & Stratton
                                                    Corporation, ChoicePoint, Inc., and Morgan
                                                    Stanley.
Helen Ballard Weeks                       1998      Ms. Weeks founded Ballard Designs, Inc., a home  45
                                                    furnishing catalog business, in 1983. She
                                                    presently serves as its Chief Executive
                                                    Officer.

                                       YEAR FIRST                PRINCIPAL OCCUPATION,
                                        ELECTED                  BUSINESS EXPERIENCE,
NAME                                    DIRECTOR                AND OTHER DIRECTORSHIPS              AGE
----                                   ----------               -----------------------              ---
E. Jenner Wood                            1995      Mr. Wood has been Executive Vice President of    48
                                                    SunTrust Banks, Inc. since 1994. In 1994 he was
                                                    Executive Vice President -- Trust and
                                                    Investment Services of SunTrust Banks, Inc.
                                                    From 1991 until 1994 he was Executive Vice
                                                    President -- Trusts and Investments of SunTrust
                                                    Banks of Georgia, Inc. From 1990 until 1991 he
                                                    was Executive Vice President -- Corporate
                                                    Banking of SunTrust Bank, Atlanta. Mr. Wood is
                                                    a director of Cotton States Life Insurance Co.,
                                                    Cotton States Mutual Insurance Co., and
                                                    Crawford & Company.

---------------

(1) J. Hicks Lanier and J. Reese Lanier are cousins.

CERTAIN COMMITTEES OF THE BOARD -- BOARD MEETINGS

     Among the standing committees of the Board of Directors are the Stock Option and Compensation Committee and the Audit Committee. The Board of Directors has no standing nominating committee.

     Members of the Stock Option and Compensation Committee at this time are Messrs. Cecil D. Conlee, Clarence B. Rogers, Jr. and Robert E. Shaw. The Committee establishes the compensation, including annual salary and an annual individual program bonus, if any, for the Chairman of the Board and President of the Company. The Committee met once during the 1999 fiscal year.

     Members of the Audit Committee are Messrs. Tom Gallagher, J. Reese Lanier, and E. Jenner Wood and Ms. Helen Ballard Weeks. The Committee reviews with management, the Company's internal audit staff and independent certified public accountants the scope and results of each year's audit of the Company's financial condition, the Company's internal audit and financial controls, and the Company's financial reporting activities. Both the internal auditors and the independent certified public accountants periodically report to the Committee. The Committee also makes recommendations to the full Board as to the appointment of the independent certified public accountants. The Committee met twice during the 1999 fiscal year.

DIRECTOR COMPENSATION

     Directors who are also Company employees are not compensated for their services as directors. Each non-employee director received a quarterly fee of $4,000 for the first three quarters of fiscal 1999, $4,500 for the fourth quarter of 1999 and a meeting fee of $1,000 for each meeting of the full Board or any committee that he or she attends.

     The Board of Directors held four meetings during the 1999 fiscal year. Mr. Robert E. Shaw attended less than 75% of the aggregate number of meetings of the Board. During the 1999 fiscal year all other directors attended 75% or more of the meetings of the Board and the committees on which they served.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table discloses compensation awarded to, earned by or paid during the three preceding fiscal years to the Company's Chief Executive Officer and its five other executive officers.

                                                                 LONG-TERM
                                                               COMPENSATION
                                                           ---------------------
                                                                        AWARD
                                                            AWARD     ----------    PAYOUTS
                                                           --------   RESTRICTED   ---------
                                     ANNUAL COMPENSATION    STOCK       STOCK      LONG-TERM
                                     -------------------   OPTIONS      AWARD      INCENTIVE      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS     (SHARES)      ($)        PAYOUTS    COMPENSATION(1)
---------------------------   ----   --------   --------   --------   ----------   ---------   ---------------
J. Hicks Lanier               1999   $451,427   $256,348    10,000     $     0     $      0        $7,263
  Chairman of the Board &     1998    420,837    270,080         0           0            0         6,855
  Chief Executive Officer     1997    407,060    150,000    25,000           0            0         7,062

Ben B. Blount, Jr.            1999   $370,887   $120,000    10,000     $     0     $      0        $7,625
  Executive Vice President    1998    351,781    125,000         0           0            0         7,074
  Planning, Finance and       1997    352,266     58,915    25,000           0            0         6,488
  Administration and Chief
  Financial Officer

L. Wayne Brantley             1999   $265,664   $ 17,500    10,000     $     0     $      0        $4,286
  Group Vice President        1998    253,080     55,000         0           0            0         4,083
                              1997    243,477     26,724    25,000           0            0         4,256
R. Larry Johnson              1999   $242,450   $ 60,000     7,500     $     0     $  7,622(2)     $4,781
  Group Vice President        1998    231,455     90,000         0           0        7,622         3,741
                              1997    223,599    122,850    25,000           0            0         3,826
Knowlton J. O'Reilly          1999   $365,248   $194,205    10,000     $18,295     $      0        $7,312
  Group Vice President        1998    347,257     12,000         0           0            0         5,776
                              1997    351,349     79,318    25,000           0            0         6,272
Robert C. Skinner, Jr.        1999   $359,500   $110,000    10,000     $     0     $      0        $1,775
  Group Vice President        1998    329,974    150,000         0           0            0         1,340
                              1997    313,851     35,405    25,000           0            0         1,247

---------------

(1) All other compensation includes Excess Group Life Insurance in the amounts of $7,041 for Mr. Lanier, $7,184 for Mr. Blount, $4,097 for Mr. Brantley, $4,530 for Mr. Johnson, $7,090 for Mr. O'Reilly and $1,649 for Mr. Skinner. It also includes the Company's share of Split Dollar Life Insurance in the amounts of $222 for Mr. Lanier, $441 for Mr. Blount, $189 for Mr. Brantley, $251 for Mr. Johnson, $222 for Mr. O'Reilly and $126 for Mr. Skinner.
(2) This is the second installment of the payout pursuant to an incentive grant made to Mr. Johnson in 1995 under the Company's Long-Range Incentive Plan for Executives. Under the Company's Long-Range Incentive Plan a shadow asset account is created for certain key executives. If at the end of the three-year term of the grant the executive's business unit meets or exceeds return on asset goals established at the time of grant, the executive's shadow asset account is adjusted accordingly and the executive is awarded an amount equal to the increase in his shadow asset account. The payout of the award is made in three installments and payment is contingent on continued employment.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock options granted in the fiscal year to the named executive officers. The Company does not grant stock appreciation rights.

                                                                                          POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                        ---------------------------------------------------------------   RATES OF STOCK PRICE
                                       PERCENT OF TOTAL                                     APPRECIATION FOR
                                         OPTIONS/SARS                                          OPTION TERM
                                          GRANTED TO      EXERCISE OR                     ---------------------
                        OPTIONS/SARS      EMPLOYEES       BASE PRICE                        5%($)      10%($)
NAME                     GRANTED(#)     IN FISCAL YEAR      ($/SH)      EXPIRATION DATE   ($45.30)    ($72.14)
----                    ------------   ----------------   -----------   ---------------   ---------   ---------
J. Hicks Lanier            10,000           8.49%           35.6563      July 13, 2008     96,437      364,837
Ben B. Blount, Jr.         10,000            8.49           35.6563      July 13, 2008     96,437      364,837
Knowlton J. O'Reilly       10,000            8.49           35.6563      July 13, 2008     96,437      364,837
L. Wayne Brantley          10,000            8.49           35.6563      July 13, 2008     96,437      364,837
R. Larry Johnson            7,500            6.37           35.6563      July 13, 2008     72,328      273,628
Robert C. Skinner, Jr.     10,000            8.49           35.6563      July 13, 2008     96,437      364,837

                       AGGREGATED OPTION/SAR EXERCISES IN
                              LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information concerning stock option/SAR exercises in fiscal 1999 by the named executive officers and the value of their unexercised options/SARs on May 28, 1999.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                VALUE OF
                                                                       NUMBER OF SHARES        UNEXERCISED
                                             SHARES                 UNDERLYING UNEXERCISED    IN-THE-MONEY
                                            ACQUIRED      VALUE        OPTIONS/SARS AT       OPTIONS/SARS AT
NAME                                       ON EXERCISE   REALIZED      FISCAL YEAR-END       FISCAL YEAR-END
----                                       -----------   --------   ----------------------   ---------------
                                                                         EXERCISABLE/         EXERCISABLE/
                                                                        UNEXERCISABLE         UNEXERCISABLE
J. Hicks Lanier                                   0      $     0            42,000              $157,188
                                                                            18,000               100,625
Ben B. Blount, Jr.                            5,000       87,032            22,000               103,125
                                                                            18,000               100,625
L. Wayne Brantley                                 0            0            25,500               153,063
                                                                            18,000               100,625
R. Larry Johnson                                  0            0            23,000               152,563
                                                                            16,000               100,625
Knowlton O'Reilly                                 0            0            27,000               153,438
                                                                            18,000               100,625
Robert C. Skinner, Jr.                        5,000       56,094            17,000                52,813
                                                                            18,000               100,625

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hicks Lanier, President and CEO of the Company, serves as a director of Shaw Industries, Inc. Mr. Robert Shaw, President and CEO of Shaw Industries, Inc., serves as a director of the Company and is a member of the Company's Stock Option and Compensation Committee.

PENSION PLAN

     The Company does not have a defined benefit retirement plan.

REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE

     The Stock Option and Compensation Committee of the Board of Directors is presently composed of three directors, none of whom is an employee of the Company. The Committee is responsible for administering the Company's employee stock option and restricted stock plans. It is also responsible for setting the salary for the Company's Chief Executive Officer. The Committee sets the bonus opportunity amount for the Company's Chief Executive Officer under the Company's Management Bonus Plan, and, if the Company achieves its performance targets, it determines the individual performance bonus amount, if any, for the Company's Chief Executive Officer. The Committee normally meets formally once a year and informally through telephone meetings at other times during the year.

  Compensation Study

     During the spring and summer of 1997, the William M. Mercer Company conducted a study of the Company's compensation programs for executives. Based on the results of this study the Company revised its programs in several significant ways. For certain senior executives the Company increased the performance-related aspects of compensation, i.e., the bonus potential and stock option awards. Also, in some instances salaries were increased. In light of these changes the Committee implemented similar changes with respect to the Company's Chief Executive Officer. The fiscal year just completed was the second year after implementation of these changes.

  Compensation Policy

     The compensation policy of the Company is to pay for performance. Compensation practices for all executives, including all of the executive officers, are designed to encourage and reward the accomplishment of the objectives of the Company which, if achieved, will enhance shareholder value.

  Executive Compensation Program

     The Company's executive compensation program has three main elements: salary, bonus, and stock options. The compensation of virtually all of the Company's executives is composed of these three elements.

     A job grade is assigned to each position in the Company depending on the responsibilities. For each job grade, a salary range is determined based on compensation surveys. An individual's salary is determined by the person's job grade and individual performance. The salary of each executive is set by the Company's executive officers and group vice presidents. The salaries of the executive officers, except the Chief Executive Officer, are determined by the Chief Executive Officer.

     Each executive officer including the Chief Executive Officer participates in the Company's Management Bonus Program. This program is designed to encourage the achievement of the Company's profit objectives by rewarding executives when these objectives are met or exceeded.

     At the beginning of each fiscal year, return on net asset ("RONA") targets are established for each business unit and the Company as a whole. If a business unit's return on net assets for the fiscal year equals or exceeds a threshold target and other requirements of the bonus plan are met, the individual will earn a bonus. The bonus amount increases as the business unit's RONA increases above the threshold target to a maximum amount. Also, if the threshold target is met or exceeded, the bonus for the business unit is adjusted upward or downward to reflect the business unit's sales increase or decrease. Finally, if the threshold target is met or exceeded, an individual may receive an additional bonus amount based on his or her individual accomplishments. This individual performance element cannot exceed one hundred percent of the individual's earned bonus.

     The bonus paid, if any, to Mr. Blount and the corporate staff is based on the Company's overall return on net assets. The bonus paid to Group Vice Presidents -- Messrs. Brantley, Johnson, O'Reilly and Skinner, and other executives is based on the return on net assets for the executive's business unit or business units.

     Messrs. Lanier, Blount, and the Group Vice Presidents set the bonus targets for all other executives and approve individual performance bonuses. Mr. Lanier, with the concurrence of the Committee, determines the targets and individual performance bonuses for Mr. Blount and the Group Vice Presidents.

     One of the recommendations of the compensation study was that key executives of the Company be considered for stock option grants on a regular basis. For the Company's Chief Executive Officer and the other executive officers it was recommended that stock option grants be considered on a yearly basis. The Committee adopted this recommendation and in July 1998 and again in July 1999 awarded stock options to Messrs. Lanier, Blount and the Group Vice Presidents as well as other executives of the Company. The Committee believes that these grants more closely align the interests of the executives with those of the Company's shareholders in that the executive will not receive value for the grant unless the price of the stock increases.

  Compensation of Chief Executive Officer

     For the fiscal year which ended on May 30, 1997 and prior years, the Company's Chief Executive Officer did not participate in the Company's Management Bonus Program. With respect to these years the Committee annually determined whether Mr. Lanier should receive a bonus and, if so, its amount.

     Beginning with the fiscal year ending on May 29, 1998, Mr. Lanier did participate in the Company's Management Bonus Program. For the fiscal year ending on May 28, 1999, Mr. Lanier again participated in the Company's Management Bonus Program. Since the Company achieved 70.6% of targeted results for fiscal 1999 Mr. Lanier's earned bonus was $146,848.

     In addition Mr. Lanier was eligible to receive an individual performance bonus in a range from 0 to 100% of his earned bonus. In determining the amount of this individual performance bonus the Committee took into account the Company's record sales and earnings per share and increased return on shareholders' equity to 16.8%. The Committee reviewed the strategic actions taken by Mr. Lanier which included the continued redirection of the Company's sourcing efforts to competitively priced overseas locations, the implementation of information and manufacturing systems to improve service to customers and the continuing reduction of expenses. Finally the Committee reviewed the individual performance bonuses being given to the other executive officers of the Company. The Committee awarded Mr. Lanier an individual performance bonus of 75% of his earned bonus, or $109,500, for a total bonus of $256,348 for fiscal year 1999.

     The Committee also reviewed Mr. Lanier's base salary. It considered the same performance factors mentioned with respect to his bonus, including the Company's record sales and earnings per share and the increase in return on stockholders' equity. The Committee reviewed the salary increases being given to the Company's other executive officers. Based on its assessment of these factors the Committee increased Mr. Lanier's base salary to $436,800 annually effective August 1, 1999. This represents a 4% increase in Mr. Lanier's base salary. (The Committee notes that in addition to base salary Mr. Lanier participates in some Company-provided benefit programs such as life insurance and the Executive Savings Program which increase total base compensation as reported in the Executive Compensation Table.)

     The Committee determined that Mr. Lanier should continue to participate in the Company's Management Bonus Program. Under this Program the earned portion of Mr. Lanier's bonus (as well as the earned bonuses of other executives of the Company) will be determined by the Company's total return on net assets against predetermined targets. The threshold target, if achieved, would place the Company's performance in approximately the 50th percentile of all apparel companies; the midpoint target, if achieved would approximate the upper part of the second quartile; and the maximum target, if achieved, should place the Company's performance in the top quartile.

     The Committee also determined an amount which will be paid to Mr. Lanier as his earned bonus if the Company's RONA targets are achieved. Mr. Lanier's target bonus amount for fiscal 2000 will be $216,320, an increase of 4% over the preceding year. The amount of the bonus will be adjusted upward or downward depending on whether the Company's midpoint RONA goal is met, but in no event will a bonus be paid if the Company's results do not equal the threshold target. If the Company's achieves the threshold return, Mr. Lanier's earned bonus will be increased or decreased depending on the Company's sales compared to the prior year. Except for this sales adjustment, Mr. Lanier's formula-derived bonus will not increase above the amount earned at the maximum target level.

     The Committee will continue to have the discretion to award Mr. Lanier an individual performance bonus of up to 100% of his formula-derived bonus. When considering the amount, if any, of such an individual performance bonus, the Committee will evaluate the Company's sales, earnings and return on net assets, its total return to stockholders, the Company's relative performance compared to other apparel companies and Mr. Lanier's achievements during the year.

     As noted earlier in July 1999 the Committee awarded stock options to the Company's executive officers and other executives. Mr. Lanier was granted an award of 10,000 shares. The Committee believes that this and previous stock option grants provide incentive for Mr. Lanier to maximize the Company's performance to the benefit of all shareholders.

  Conclusion

     The Committee believes that the Company's executive compensation program is competitive and provides the appropriate mix of incentives to achieve the goals of the Company. The achievement of these goals will enhance the profitability of the Company and provide sustainable value to the Company's stockholders.

Respectfully submitted,

Cecil D. Conlee, Chairman
Clarence B. Rogers, Jr.
Robert E. Shaw

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's stock against the cumulative total return of the S&P 500 Index and the S & P Apparel Index for the period of five years commencing June 1994 and ending May 28, 1999. The performance graph assumes an initial investment of $100 and reinvestment of dividends.

                                                 OXFORD INDUSTRIES, INC.         S & P 500 INDEX              S & P APPAREL
                                                 -----------------------         ---------------              -------------
6/94                                                       100                         100                         100
6/95                                                        57                         120                          95
6/96                                                        59                         154                         140
6/97                                                        82                         200                         147
6/98                                                       121                         261                         248
6/99                                                        99                         316                         397

CERTAIN TRANSACTIONS

     SunTrust Banks, Inc., SunTrust Banks of Georgia, Inc. and SunTrust Bank, Atlanta are principal stockholders of the Company (see "Beneficial Ownership of Common Stock -- Principal Stockholders" above). Mr. E. Jenner Wood was Executive Vice President of SunTrust Banks, Inc. during the fiscal year. During the fiscal year ending May 28, 1999, SunTrust Bank, Atlanta made short-term loans to the Company under a line of credit arrangement. The maximum amount of loans outstanding under this arrangement at any time during the 1999 fiscal year was $50,000,000. SunTrust Bank, Atlanta also issues letters of credit on the Company's behalf in connection with the Company's purchases of imported goods. The greatest aggregate amount of outstanding letters of credit issued by SunTrust Bank, Atlanta on the Company's behalf during the 1999 fiscal year was $11,890,606. SunTrust Bank, Atlanta charges fees of approximately .20 percent of the outstanding amount of each letter of credit over a 360-day period. SunTrust Bank, Atlanta performs payroll and stock transfer services for the Company. The foregoing transactions with SunTrust Bank, Atlanta involve arm's length terms and conditions competitive with those obtainable from comparable banking institutions.

                            APPOINTMENT OF AUDITORS

     Acting on the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, as auditors for the current year. Arthur Andersen LLP has served as auditors for the Company since 1986. The Board of Directors considers such accountants to be well qualified and recommends that the stockholders vote to ratify their appointment. Stockholder ratification of the appointment of auditors is not required by law; however, the Board of Directors considers the solicitation of stockholder ratification to be in the Company's and stockholders' best interests.

     In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of Arthur Andersen LLP, it is contemplated that the appointment of Arthur Andersen LLP for the fiscal year ending June 2, 2000 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board select other auditors for the following year. A representative of Arthur Andersen LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he desires to do so and is expected to be available to respond to questions from stockholders.

                         ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report for the fiscal year ended May 28, 1999, including consolidated financial statements, has been mailed to stockholders.

                            EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. The Company is supplying brokers, dealers, banks and voting trustees, or their nominees, with copies of this proxy statement and of the 1999 Annual Report for the purpose of soliciting proxies from beneficial owners of the Company's common stock, and the Company will reimburse such brokers and other record holders for their reasonable out-of-pocket expenditures made in such solicitation. Proxies may be solicited by employees of the Company by mail, telephone, telegraph and personal interview. The Company does not presently intend to pay compensation to any individual or firm for the solicitation of proxies. If management should deem it necessary and appropriate, however, the Company may retain the services of an outside individual or firm to assist in the solicitation of proxies.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to submit proposals to be included in the 2000 proxy materials and to be voted upon at the 2000 Annual Meeting must do so by May 1, 2000. Any such proposal should be presented in writing to the Secretary of the Company at the Company's principal offices.

                                 OTHER MATTERS

     The minutes of the Annual Meeting of Stockholders held on October 5, 1998 will be presented to the meeting, but it is not intended that action taken under the proxy will constitute approval of the matters referred to in such minutes.

     The Board of Directors knows of no other matters to be brought before the meeting. If any other matters should come before the meeting, however, the persons named in the proxy will vote such proxy in accordance with their discretion on such matters.
                                          THOMAS C. CHUBB III
                                          Secretary

PROXY                       OXFORD INDUSTRIES, INC.
                ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 4, 1999

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned appoints J. HICKS LANIER, BEN B. BLOUNT, JR., and THOMAS C. CHUBB III and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of the common stock of Oxford Industries, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Monday, October 4, 1999, at 3:00 p.m., local time, at the principal offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said persons are directed to vote as follows, and otherwise in their discretion upon any other business:

1. Proposal to elect the three nominees listed below. If a nominee becomes unable to serve, the proxy will be voted for a substitute nominee or will not be voted in the discretion of said persons appointed above.

     [ ] FOR all nominees listed to the     [ ] WITHHOLD AUTHORITY
         right                                  to vote for all nominees listed below
      (except as marked to the contrary*)

   Nominees: Cecil D. Conlee, J. Reese Lanier and Knowlton J. O'Reilly

*INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2. Proposal to ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the fiscal year ending June 2, 2000.

               [ ] FOR       [ ] AGAINST       [ ] ABSTAIN

                    (continued and to be signed on reverse)

                          (continued from other side)

   Please sign and date below and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.

                                                  ------------------------------
                                                            Signature

                                                  ------------------------------
                                                    Signature if held jointly

                                                  Dated:                  , 1999
                                                        ------------------

                                                  If shares are jointly owned,
                                                  both owners should sign. If
                                                  signing as attorney, executor,
                                                  administrator, trustee or
                                                  guardian, please give full
                                                  title as such. If signing as a
                                                  corporation, please sign in
                                                  full corporate name by
                                                  President or other authorized
                                                  officer. If signing as a
                                                  partnership, please sign in
                                                  partnership name by authorized
                                                  person.

IMPORTANT: PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR.